FS Energy and Power Fund 8-K

Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FSEP Announces Details of

Third Quarter Earnings Release and Conference Call

PHILADELPHIA, PA, October 23, 2014 – FS Energy and Power Fund (“FSEP”) will host a conference call to discuss its financial results for the quarter ended September 30, 2014 on Thursday, November 20, 2014 at 2:30 p.m. Eastern Time. Prior to the call, FSEP will report its financial highlights for the quarter ended September 30, 2014.

In order to participate, interested parties should dial 1 (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38339836 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under FSEP’s “Literature” page at www.franklinsquare.com and will be available for a period of 30 days following the call.

About FS Energy and Power Fund

FSEP is a publicly registered, non-traded business development company (“BDC”) sponsored by Franklin Square Capital Partners (“Franklin Square”). FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $70.2 billion in assets under management as of September 30, 2014, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $12.4 billion in assets as of June 30, 2014. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.